EXHIBIT 99.1

PRESS RELEASE

Deep Well Acquires and Cancels Potential Royalty Claim

July 3, 2014 – 08:00 ET

EDMONTON, ALBERTA - (Marketwired) Deep Well Oil & Gas, Inc. (and its subsidiaries – "Deep Well" or "Company") (OTCQB Marketplace: DWOG) is pleased to announce that it has acquired and cancelled 5.5% of a purported 6.5% overriding royalty interest claim on certain lands it owns from two separate parties at a total cost of $3,442,124 US.  While Deep Well does not admit the validity of these alleged overriding royalty interest claims on any lands it owns, Deep Well determined that it was in the best interests of its shareholders to come to an arrangement to prevent a potential encumbrance over its lands or the possibility of future litigation resulting from these alleged royalty claims.

This acquisition and cancellation of the purported overriding royalty interest claim allows Deep Well to move forward in its objectives to develop its Sawn Lake oil sands properties, while reducing the risk of future litigation.

For further information about this acquisition visit our website at http://www.deepwelloil.com and download from our home page our most recent Form 8-K filed with the U.S. Securities and Exchange Commission. Also for further information on Deep Well’s current operations visit our operations page at http://www.deepwelloil.com/op_over.htm.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., have a 90 per cent working interest in 51 contiguous square miles of oil sands leases, an 80 per cent working interest in 5 contiguous square miles of oil sands leases and a 25 per cent working interest in 12 contiguous square miles in the Sawn Lake oil sands area in North Central Alberta.  The leases cover 17,408 gross hectares (43,015 gross acres) of land.

Deep Well Oil & Gas, Inc. is fully committed to best practices in Environmental Stewardship to assure sustainable development of its in-situ heavy oil holdings. Deep Well is a Nevada corporation based in Edmonton, Canada.

This press release contains forward-looking statements. The words or phrases “might”,” “purported”, “claimed”, "would be," "to be," "will allow," "intends to," "will likely result," " expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," “plans,” or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business and described in this press release. The Corporation's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Corporation's filings with the SEC.  The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact:

Deep Well Oil & Gas, Inc.
1 780 409 8144
info@deepwelloil.com
www.deepwelloil.com